Exhibit 3.1

AMENDMENT TO
THE AMENDED AND RESTATED BYLAWS OF
EXAGEN INC.
Pursuant to Article X of the Amended and Restated Bylaws (the “Bylaws”) of Exagen Inc. (the “Corporation”), the Bylaws are hereby amended as follows:
Section 3.3 of the Bylaws is hereby amended and restated in its entirety, as follows:
“3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.
Except as provided in Section 3.4 of these bylaws, each director, including, without limitation, a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The Board may appoint from its members, an executive chairperson of the Board, a chairperson of the Board and a vice chairperson of the Board. The executive chairperson of the Board, if any, shall also be the chairperson of the Board. Each of the executive chairperson of the Board, chairperson of the Board and vice chairperson of the Board, if any, shall perform such duties and possess such powers as are assigned by the Board. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.”
Section 5.1 of the Bylaws is hereby amended and restated in its entirety, as follows:
“5.1    OFFICERS.
The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board, an executive chairperson, a chief executive officer, a chief financial officer or treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.”
Section 5.3 of the Bylaws is hereby amended and restated in its entirety, as follows:
“5.3    SUBORDINATE OFFICERS.
The Board may appoint, or empower the executive chairperson or chief executive officer or, in the absence of an executive chairperson and a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers shall hold office for such period, as is provided in these bylaws or as the Board may from time to time determine.”

Adopted: January 19, 2023